Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 4, 2009, by and between Castillo, Inc., a Delaware corporation (“Castillo-Delaware”), and Castillo, Inc., a Nevada corporation (“Castillo-Nevada”).
R E C I T A L S:
     WHEREAS, Castillo-Delaware is a corporation duly organized and in good standing under the laws of the State of Delaware;
     WHEREAS, Castillo-Nevada is a corporation duly organized and in good standing under the laws of the State of Nevada; and
     WHEREAS, the Board of Directors and the holder of a majority of the outstanding shares of voting capital stock of Castillo-Nevada have determined that it is advisable and in the best interests of Castillo-Nevada that it merge with and into Castillo-Delaware upon the terms and subject to the conditions herein provided, and have approved this Agreement.
     WHEREAS, the Board of Directors of Castillo-Delaware has determined that it is advisable and in the best interests of Castillo-Delaware that Castillo-Nevada merge with and into it upon the terms and subject to the conditions herein provided, and have approved this Agreement.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Castillo-Nevada shall be merged with and into Castillo-Delaware on the terms and conditions hereinafter set forth.
ARTICLE I
THE MERGER
     SECTION 1.01. The Merger.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Castillo-Nevada shall be merged with and into Castillo-Delaware (the “Merger”), the separate existence of Castillo-Nevada shall cease and Castillo-Delaware shall be the corporation surviving the Merger (hereinafter referred to as the “Surviving Corporation”), which shall continue to exist under, and be governed by, the laws of the State of Delaware. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the “DGCL”), the Nevada Revised Statutes (the “NRS”) and this Agreement.
     (b) The Merger shall become effective on the date and time specified in a Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and Articles of Merger to be filed with the Secretary of State of the State of Nevada (the “Articles of Merger”), which shall be the later of (i) the date of filing of the Certificate of Merger and Articles of Merger, or (ii) the date and time determined by the Presidents of Castillo-Nevada and Castillo-Delaware (the “Effective Time”).
     SECTION 1.02. Effect of Merger on Capital Stock.
     (a) At the Effective Time, each share of common stock, $0.001 par value per share, of Castillo-Nevada outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.001 par value per share, of the Surviving Corporation.

     (b) At the Effective Time, each option, warrant or other security of Castillo-Nevada issued and outstanding immediately prior to the Effective Time shall be converted into and shall be an identical security of the Surviving Corporation and shares of common stock of the Surviving Corporation shall be reserved for purposes of the exercise of such options, warrants or other securities for each share of common stock of Castillo-Nevada so reserved prior to the Effective Time.
     (c) As of the Effective Time, there are no issued and outstanding shares of capital stock of Castillo-Delaware.
     (d) At and after the Effective Time, all of the outstanding certificates or other documents that immediately prior thereto evidenced ownership of securities of Castillo-Nevada shall be deemed for all purposes to evidence ownership of and to represent the securities of Castillo-Delaware into which such securities of Castillo-Nevada have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate or other document evidencing ownership of securities of Castillo-Nevada shall, until such certificate or other document shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the securities evidenced by such certificate or other document, as above provided.
ARTICLE II
THE SURVIVING CORPORATION
     SECTION 2.01. Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation of Castillo-Delaware, as in effect immediately prior to the Effective Time, shall be amended to change the stated par value of common stock from $0.01 to $0.001, and shall be the Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of Castillo-Nevada, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.
     SECTION 2.02. Directors; Officers. From and after the Effective Time, the directors of Castillo-Nevada immediately prior to the Effective Time shall be the directors of the Surviving Corporation. From and after the Effective Time, the officers of Castillo-Nevada immediately prior to the Effective Time shall be the officers of the Surviving Corporation. These directors and officers shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and the DGCL.
ARTICLE III
TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES
     SECTION 3.01. Transfer, Conveyance and Assumption. Without limiting the generality of the foregoing, at the Effective Time, (a) the Surviving Corporation shall, without further transfer, succeed to and possess all of the rights, privileges, franchises, immunities and powers of Castillo-Nevada; (b) all of the assets and property of whatever kind and character of Castillo-Nevada shall vest in the Surviving Corporation without further act or deed; and (c) the Surviving Corporation, shall, without further act or deed, assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Castillo-Nevada.

     SECTION 3.02. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Castillo-Nevada such deeds and other instruments, and there shall be taken or caused to be taken by the Surviving Corporation all such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers and authority of Castillo-Nevada, and otherwise to carry out the purposes of this Agreement. The directors and officers of the Surviving Corporation are fully authorized, on behalf of the Surviving Corporation and Castillo-Nevada, to take any and all such actions and to execute and deliver any and all such deeds, documents and other instruments.
ARTICLE IV
MISCELLANEOUS
     SECTION 4.01. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.
     SECTION 4.02. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflicts of law.
     SECTION 4.03. Waivers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     SECTION 4.04. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same. Signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, will be given the same legal force and effect as original signatures.
     SECTION 4.05. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time if the Board of Directors of Castillo-Nevada determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Castillo-Nevada and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either Castillo-Nevada or Castillo-Delaware, or any of their respective shareholders, directors or officers.

CASTILLO, INC., a Nevada corporation
By:	/s/ Emilia Ochoa
Emilia Ochoa
President

CASTILLO, INC., a Delaware corporation
By:	/s/ Emilia Ochoa
Emilia Ochoa
President

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